UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1

to

SCHEDULE TO

Tender Offer Statement Under Section 14(d)(1) or 13(e)(1)

of the Securities Exchange Act of 1934

NEOPHOTONICS CORPORATION

(Name of Subject Company (Issuer) and Filing Person (Offeror))

Certain Options to Purchase Common Stock, $0.0025 Par Value Per Share

(Title of Class of Securities)

64051T100

(CUSIP Number of Common Stock Underlying Class of Securities)

Timothy S. Jenks

Chief Executive Officer

c/o NeoPhotonics Corporation

2911 Zanker Road

San Jose, California 95134

(408) 232-9200

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications On Behalf of Filing Person)

Copies to

John H. Sellers

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

(650) 843-5000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**
$9,642,158	$1,121

*	Estimated solely for purposes of calculating the amount of the filing fee. The calculation of the Transaction Valuation assumes that all (i) stock options to purchase shares of the issuer’s common stock and (ii) stock appreciation rights with respect to the issuer’s common stock that may be eligible for repricing in the offer will be tendered pursuant to this offer. These stock options and stock appreciation rights covered an aggregate of 2,373,692 shares of the issuer’s common stock, and had an aggregate value of $9,642,158 as of November 18, 2014, calculated based on a Black-Scholes option pricing model or a lattice-binomial pricing model.
**	The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $116.20 per $1,000,000 of the aggregate amount of the Transaction Valuation (or 0.0001162 of the aggregate Transaction Valuation). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $1,121	Filing Party: NeoPhotonics Corporation
Form or Registration No.: 005-86596	Date Filed: November 18, 2014

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third party tender offer subject to Rule 14d-1.
☒	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer:  ☐

This Amendment No. 1 (this “Amendment”) to the Tender Offer Statement on Schedule TO filed on November 18, 2014 by NeoPhotonics Corporation, a Delaware corporation (the “Company”) (the “Original Schedule TO”), relates to an offer by the Company to: (i) certain optionholders, subject to specified conditions, to reprice some or all of their outstanding options to purchase shares of the Company’s common stock, par value $0.0025 per share (the “Common Stock”); and (ii) certain holders of stock appreciation rights, subject to specified conditions, to reprice some or all of their outstanding rights to receive cash in an amount equal to the amount by which the Common Stock has appreciated in value since the award date. This offer is being made upon the terms and subject to the conditions set forth in (1) the Offer to Reprice Eligible Options and Stock Appreciation Rights dated November 18, 2014, as amended December 1, 2014, attached hereto as Exhibit (a)(1)(A) (the “Repricing Offer”); (2) the Form of E-Mail Announcement of Offer to Reprice dated November 18, 2014, attached hereto as Exhibit (a)(1)(B); (3) the Election Form, as amended, attached hereto as Exhibit (a)(1)(C); (4) the Form of Eligible Option and Eligible SAR Information Sheet, attached hereto as Exhibit (a)(1)(D); (5) the Notice of Withdrawal, as amended, attached hereto as Exhibit (a)(1)(E); (6) the Form of Communication to Eligible Holders Participating in the Repricing Offer Confirming Receipt of Election Form and Eligible Option and Eligible SAR Information Sheet, as amended, attached hereto as Exhibit (a)(1)(F); (7) the Form of Communication to Eligible Holders Confirming Receipt of Notice of Withdrawal, attached hereto as Exhibit (a)(1)(G); (8) the Form of Reminder E-Mail to Eligible Holders, as amended, attached as Exhibit (a)(1)(H); (9) the Form of Confirmation Letter to Eligible Holders Participating in the Repricing Offer, attached hereto as Exhibit (a)(1)(I); (10) the Form of Notice of Amendment (Post-Expiration Time), attached hereto as Exhibit (a)(1)(J); and (11) the Form of E-Mail Announcement of amended Offer to Reprice, dated December 2, 2014, attached hereto as Exhibit (a)(1)(K). These documents, as they may be amended or supplemented from time to time, together constitute the “Disclosure Documents.” The Company’s independent directors will not be eligible to participate in this offer.

The information in the Disclosure Documents, including all schedules and annexes to the Disclosure Documents, is incorporated herein by reference to answer the items required in this Schedule TO, except that such information is hereby amended and supplemented to the extent specifically provided herein. Except as specifically set forth herein, this Amendment does not modify any of the information previously reported on the Original TO.

Items 1, 2, 4, 6 and 7

This Amendment is being filed to reflect certain changes to the Repricing Offer and certain other exhibits previously filed with the Original TO. Specifically, the Company amends:

(1) The Repricing Offer to clarify that, optionholders and holders of stock appreciation rights may withdraw tendered Eligible Options or Eligible SARs at any time before the offer expires at 9:00 p.m., U.S. Pacific Time, on Wednesday, December 17, 2014, and unless the Company has accepted such Eligible Options or such Eligible SARs pursuant to the Repricing Offer, such holders may withdraw any tendered Eligible Options or Eligible SARs at any time after 9:00 p.m. U.S. Pacific Time on Friday, January 16, 2015. Such disclosure may be found on page i of the Repricing Offer in the first paragraph under “Summary Term Sheet—Overview,” on page xiii of the Repricing Offer in the first paragraph under “Summary Term Sheet—Questions and Answers—Q23. When and how can I withdraw previously tendered Eligible Options or Eligible SARs”, on page 7 of the Repricing Offer in the second paragraph under Section 4 (“Withdrawal Rights”), and on page 8 of the Repricing Offer in the first paragraph under Section 5 (“Acceptance of Eligible Options and Eligible SARs for Amendment”).

Conforming changes were also made to the Election Form, as amended, attached hereto as Exhibit (a)(1)(C) in the first sentence, under Section 2 (“Expiration Date), under Section 4 (“Withdrawal of Election”), on the Notice of Withdrawal, as amended, attached hereto as Exhibit (a)(1)(E) under “Instructions,” on the Form of Communication to Eligible Holders Participating in the Repricing Offer Confirming Receipt of Election Form and Eligible Option and Eligible SAR Information Sheet, as amended, attached hereto as Exhibit (a)(1)(F) in the second paragraph, on the Form of Reminder E-Mail to Eligible Holders, as amended, attached as Exhibit (a)(1)(H) in the first paragraph.

(2) Paragraph (i) under Section 6 (Conditions of the Repricing Offer) of the Repricing Offer to replace the entire paragraph (i) with:

“a decrease of greater than 33% of the market price of our common stock from the price of $3.27 (the closing price per share of our common stock on October 29, 2014, the date that our board of directors approved the Repricing Offer) or significant volatility in the market price of our stock resulting from any number of factors, including fluctuations in our operating results, announcements of technological innovations or new products, the announcement, commencement, developments in proprietary rights, or changes in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, condition (financial or other), operating results, operations or prospects or on the trading in our common stock, or that, in our reasonable judgment, makes it inadvisable to proceed with the Repricing Offer;”

(3) The first paragraph under Section 13 (Extension of Repricing Offer; Termination; Amendment) of the Repricing Offer is amended to replace the second sentence with:

“If the Repricing Offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 9:00 a.m. U.S. Eastern Time on the next business day following the previously scheduled expiration date of the Repricing Offer.”

(4) The last sentence under “Summary Term Sheet—Questions and Answers—Q21” with:

“If we extend the Repricing Offer, we will publicly announce the extension and the new expiration date no later than 9:00 a.m. Eastern Time, on the next business day after the last previously scheduled or announced expiration date.”

(5) The first paragraph under Section 16 (Miscellaneous) of the Repricing Offer is deleted.

The Company is also filing a Form of E-Mail Announcement of amended Offer to Reprice dated December 2, 2014, attached hereto as Exhibit (a)(1)(K) announcing the above referenced amendments.

Item 12.	Exhibits.

Exhibit No.	Description

(a)(1)(A)	Offer to Reprice Eligible Options and Stock Appreciation Rights dated November 18, 2014, as amended December 1, 2014

(a)(1)(B)*	Form of E-Mail Announcement of Offer to Reprice dated November 18, 2014

(a)(1)(C)	Election Form

(a)(1)(D)*	Form of Eligible Option and Eligible SAR Information Sheet

(a)(1)(E)	Notice of Withdrawal

(a)(1)(F)	Form of Communication to Eligible Holders Participating in the Repricing Offer Confirming Receipt of Election Form and Eligible Option and Eligible SAR Information Sheet

(a)(1)(G)*	Form of Communication to Eligible Holders Confirming Receipt of Notice of Withdrawal

(a)(1)(H)	Form of Reminder E-Mail to Eligible Holders

(a)(1)(I)*	Form of Confirmation Letter to Eligible Holders Participating in the Repricing Offer

(a)(1)(J)*	Form Of Notice Of Amendment (Post-Expiration Time)

(a)(1)(K)	Form of E-mail Announcement of amended Offer to Reprice dated December 2, 2014

(a)(1)(L)	Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on June 4, 2014 and incorporated herein by reference

(a)(1)(M)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Securities and Exchange Commission on June 24, 2014 and incorporated herein by reference

(a)(1)(N)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the Securities and Exchange Commission on August 8, 2014 and incorporated herein by reference

(a)(1)(O)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, filed with the Securities and Exchange Commission on November 10, 2014 and incorporated herein by reference

(b)	Not applicable

(d)(1)	2004 Stock Option Plan, as amended, and related documents, filed as Exhibit 10.2 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(2)	2007 Stock Appreciation Grants Plan and related documents, filed as Exhibit 10.3 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(3)	2010 Equity Incentive Plan, as amended and forms of agreement thereunder, filed as Exhibit 99.1 to the Company’s Current Report on Form S-8 filed with the Securities and Exchange Commission on June 25, 2013 and incorporated herein by reference

(d)(4)	2011 Inducement Award Plan and related documents, filed as Exhibit 99.1 to the Company’s registration statement on Form S-8 filed with the Securities and Exchange Commission on October 13, 2011 and incorporated herein by reference

(d)(5)	Employment Letter by and between NeoPhotonics Corporation and Timothy S. Jenks, dated March 30, 2010, filed as Exhibit 10.17 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

Exhibit No.	Description

(d)(6)	Offer Letter by and between NeoPhotonics Corporation and Clyde R. Wallin, dated December 20, 2013, filed as Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 4, 2014 and incorporated herein by reference

(d)(7)	Offer Letter by and between NeoPhotonics Corporation and Dr. Wupen Yuen, dated January 2, 2005, filed as Exhibit 10.19 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(8)	Offer Letter by and between NeoPhotonics (China) Co., Ltd. and Chi Yue “Raymond” Cheung, dated August 14, 2007, filed as Exhibit 10.20 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(9)	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and Timothy S. Jenks dated April 13, 2010, filed as Exhibit 10.21 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(10)	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and Dr. Wupen Yuen, dated April 13, 2010, filed as Exhibit 10.24 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(11)	Amendment to Severance Rights Agreement, dated April 30, 2012, by and between the Company and Dr. Wupen Yuen, filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2012 and incorporated herein by reference

(d)(12)	Amended and Restated Non-Employee Director compensation Policy of NeoPhotonics Corporation, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2013 and incorporated herein by reference

(d)(13)	Severance Agreement by and between NeoPhotonics Corporation and Benjamin L. Sitler dated April 14, 2010, filed as Exhibit 10.23 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(14)	Amendment to Severance Rights Agreement, dated April 30, 2012, by and between the Company and Timothy S. Jenks, filed as exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2012 and incorporated herein by reference

(d)(15)	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and James D. Fay, dated April 13, 2010, filed as Exhibit 10.22 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(16)	Offer Letter by and between NeoPhotonics Corporation and James D. Fay, dated March 9, 2007, filed as exhibit 10.18 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(17)	Transition Agreement, dated August 29, 2013, by and between the Company and James D. Fay, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 9, 2014 and incorporated herein by reference

(d)(18)	Consulting Agreement by and between FLG Partners, LLC. and NeoPhotonics Corporation, dated August 29, 2013, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 9, 2014 and incorporated herein by reference

(d)(19)	Severance Rights Agreement, dated January 6, 2014, by and between NeoPhotonics Corporation and Clyde R. Wallin, filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 24, 2014 and incorporated herein by reference

Exhibit No.	Description

(d)(20)	2010 Employee Stock Purchase Plan, filed as Exhibit 10.5 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(21)	2011 Executive Officer Cash Compensation Arrangements, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2011 and incorporated herein by reference

(d)(22)	2013 Executive Officer Bonus Program, filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 9, 2014 and incorporated herein by reference

(d)(23)	Form of Indemnification Agreement entered into by and between NeoPhotonics Corporation and each of its directors and officers, filed as Exhibit 10.1 to the Company’s registration statement on Form S-1 with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(24)	2008 Investors’ Rights Agreement by and between NeoPhotonics Corporation and the investors listed on Exhibit A thereto, dated May 14, 2008, filed as Exhibit 4.2 to the Company’s registration statement on Form S-1 with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(25)	Warrant to Purchase Common Stock by and between NeoPhotonics Corporation and Comerica Bank, dated December 20, 2007, filed as exhibit 4.3 to the Company’s registration statement on Form S-1 with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(26)	Share Purchase Agreement, dated April 27, 2012 by and between the Company and Open Joint Stock Company “RUSNANO”, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2012 and incorporated herein by reference

(d)(27)	Rights Agreement, dated April 27, 2012 by and between the Company and Open Joint Stock Company “RUSNANO”, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2012 and incorporated herein by reference

(d)(28)	Lock-Up, dated April 27, 2012 by and between the Company and Open Joint Stock Company “RUSNANO”, filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2012 and incorporated herein by reference

(d)(29)	Third Amendment to Loan and Security Agreement and Waiver and Consent by and between NeoPhotonics Corporation and Comerica Bank, dated September 29, 2011, filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2011 and incorporated herein by reference

(d)(30)	Libor/Prime Referenced Rate Addendum To Loan And Security Agreement by and between NeoPhotonics Corporation and Comerica Bank, dated September 29, 2011, filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2011 and incorporated herein by reference

(d)(31)	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and Benjamin L. Sitler dated October 8, 2014, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2014 and incorporated herein by reference

(g)	Not applicable

(h)	Not applicable

*	Previously filed with the Schedule TO filed with the Securities and Exchange Commission on November 18, 2014 and incorporated herein by reference.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

NEOPHOTONICS CORPORATION

By:	/s/ Timothy S. Jenks
Timothy S. Jenks
President, Chief Financial Officer and Chairman of the Board of Directors

Date: December 1, 2014

Index to Exhibits

Exhibit No.	Description

(a)(1)(A)	Offer to Reprice Eligible Options and Stock Appreciation Rights dated November 18, 2014, as amended December 1, 2014

(a)(1)(B)*	Form of E-Mail Announcement of Offer to Reprice dated November 18, 2014

(a)(1)(C)	Election Form

(a)(1)(D)*	Form of Eligible Option and Eligible SAR Information Sheet

(a)(1)(E)	Notice of Withdrawal

(a)(1)(F)	Form of Communication to Eligible Holders Participating in the Repricing Offer Confirming Receipt of Election Form and Eligible Option and Eligible SAR Information Sheet

(a)(1)(G)*	Form of Communication to Eligible Holders Confirming Receipt of Notice of Withdrawal

(a)(1)(H)	Form of Reminder E-Mail to Eligible Holders

(a)(1)(I)*	Form of Confirmation Letter to Eligible Holders Participating in the Repricing Offer

(a)(1)(J)*	Form Of Notice Of Amendment (Post-Expiration Time)

(a)(1)(K)	Form of E-mail Announcement of amended Offer to Reprice dated December 2, 2014

(a)(1)(L)	Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on June 4, 2014 and incorporated herein by reference

(a)(1)(M)	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the Securities and Exchange Commission on June 24, 2014 and incorporated herein by reference

(a)(1)(N)	Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the Securities and Exchange Commission on August 8, 2014 and incorporated herein by reference

(a)(1)(O)	Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, filed with the Securities and Exchange Commission on November 10, 2014 and incorporated herein by reference

(b)	Not applicable

(d)(1)	2004 Stock Option Plan, as amended, and related documents, filed as Exhibit 10.2 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(2)	2007 Stock Appreciation Grants Plan and related documents, filed as Exhibit 10.3 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(3)	2010 Equity Incentive Plan, as amended and forms of agreement thereunder, filed as Exhibit 99.1 to the Company’s Current Report on Form S-8 filed with the Securities and Exchange Commission on June 25, 2013 and incorporated herein by reference

(d)(4)	2011 Inducement Award Plan and related documents, filed as Exhibit 99.1 to the Company’s registration statement on Form S-8 filed with the Securities and Exchange Commission on October 13, 2011 and incorporated herein by reference

(d)(5)	Employment Letter by and between NeoPhotonics Corporation and Timothy S. Jenks, dated March 30, 2010, filed as Exhibit 10.17 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(6)	Offer Letter by and between NeoPhotonics Corporation and Clyde R. Wallin, dated December 20, 2013, filed as Exhibit 10.18 to the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 4, 2014 and incorporated herein by reference

Exhibit No.	Description

(d)(7)	Offer Letter by and between NeoPhotonics Corporation and Dr. Wupen Yuen, dated January 2, 2005, filed as Exhibit 10.19 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(8)	Offer Letter by and between NeoPhotonics (China) Co., Ltd. and Chi Yue “Raymond” Cheung, dated August 14, 2007, filed as Exhibit 10.20 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(9)	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and Timothy S. Jenks dated April 13, 2010, filed as Exhibit 10.21 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(10)	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and Dr. Wupen Yuen, dated April 13, 2010, filed as Exhibit 10.24 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(11)	Amendment to Severance Rights Agreement, dated April 30, 2012, by and between the Company and Dr. Wupen Yuen, filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2012 and incorporated herein by reference

(d)(12)	Amended and Restated Non-Employee Director compensation Policy of NeoPhotonics Corporation, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 8, 2013 and incorporated herein by reference

(d)(13)	Severance Agreement by and between NeoPhotonics Corporation and Benjamin L. Sitler dated April 14, 2010, filed as Exhibit 10.23 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(14)	Amendment to Severance Rights Agreement, dated April 30, 2012, by and between the Company and Timothy S. Jenks, filed as exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2012 and incorporated herein by reference

(d)(15)	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and James D. Fay, dated April 13, 2010, filed as Exhibit 10.22 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(16)	Offer Letter by and between NeoPhotonics Corporation and James D. Fay, dated March 9, 2007, filed as exhibit 10.18 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(17)	Transition Agreement, dated August 29, 2013, by and between the Company and James D. Fay, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 9, 2014 and incorporated herein by reference

(d)(18)	Consulting Agreement by and between FLG Partners, LLC. and NeoPhotonics Corporation, dated August 29, 2013, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 9, 2014 and incorporated herein by reference

(d)(19)	Severance Rights Agreement, dated January 6, 2014, by and between NeoPhotonics Corporation and Clyde R. Wallin, filed as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on June 24, 2014 and incorporated herein by reference

(d)(20)	2010 Employee Stock Purchase Plan, filed as Exhibit 10.5 to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

Exhibit No.	Description

(d)(21)	2011 Executive Officer Cash Compensation Arrangements, filed as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2011 and incorporated herein by reference

(d)(22)	2013 Executive Officer Bonus Program, filed as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 9, 2014 and incorporated herein by reference

(d)(23)	Form of Indemnification Agreement entered into by and between NeoPhotonics Corporation and each of its directors and officers, filed as Exhibit 10.1 to the Company’s registration statement on Form S-1 with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(24)	2008 Investors’ Rights Agreement by and between NeoPhotonics Corporation and the investors listed on Exhibit A thereto, dated May 14, 2008, filed as Exhibit 4.2 to the Company’s registration statement on Form S-1 with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(25)	Warrant to Purchase Common Stock by and between NeoPhotonics Corporation and Comerica Bank, dated December 20, 2007, filed as exhibit 4.3 to the Company’s registration statement on Form S-1 with the Securities and Exchange Commission on April 15, 2010 and incorporated herein by reference

(d)(26)	Share Purchase Agreement, dated April 27, 2012 by and between the Company and Open Joint Stock Company “RUSNANO”, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2012 and incorporated herein by reference

(d)(27)	Rights Agreement, dated April 27, 2012 by and between the Company and Open Joint Stock Company “RUSNANO”, filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2012 and incorporated herein by reference

(d)(28)	Lock-Up, dated April 27, 2012 by and between the Company and Open Joint Stock Company “RUSNANO”, filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2012 and incorporated herein by reference

(d)(29)	Third Amendment to Loan and Security Agreement and Waiver and Consent by and between NeoPhotonics Corporation and Comerica Bank, dated September 29, 2011, filed as Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2011 and incorporated herein by reference

(d)(30)	Libor/Prime Referenced Rate Addendum To Loan And Security Agreement by and between NeoPhotonics Corporation and Comerica Bank, dated September 29, 2011, filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2011 and incorporated herein by reference

(d)(31)	Amended and Restated Severance Agreement by and between NeoPhotonics Corporation and Benjamin L. Sitler dated October 8, 2014, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 10, 2014 and incorporated herein by reference

(g)	Not applicable

*	Previously filed with the Schedule TO filed with the Securities and Exchange Commission on November 18, 2014 and incorporated herein by reference.